As filed with the Securities and Exchange Commission on August 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COTY INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3823358
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristin Blazewicz

Chief Legal Officer, General Counsel and Secretary

Coty Inc.

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Kaufmann Belkhayat

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B Convertible Preferred Stock, par value $0.01 per share (1)	1 ,000,000	$1,000(2)	$1,000,000,000(2)	$129,800
Class A Common Stock, par value $0.01 per share (1)	160,256,400(3)	$3.90(4)	$624,999,960	$81,125
TOTAL:				$210,925

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of securities in exercise, conversion or exchange of other securities or that may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. There currently is no public market for the shares of Series B Convertible Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series B Convertible Preferred Stock being registered hereunder represents the purchase price of $1,000 per share paid by the selling stockholder named herein in connection with the sale of the Series B Convertible Preferred Stock to the selling stockholder pursuant to the Series B Investment Agreement, dated as of May 11 2020, as described herein.

(3)

Estimated based on the total number of shares of Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock pursuant to the Certificate of Designations, dated May 26, 2020, as described herein. Each Holder has the right, at such Holder’s option, subject to certain conversion procedures, to convert each share of such Holder’s Series B Convertible Preferred Stock at any time into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends (each as defined in the Certificate of Designations) with respect to such share of Series B Convertible Preferred Stock as of the applicable conversion date divided by (B) the Conversion Price (as defined in the Certificate of Designations) as of the applicable conversion date plus (ii) cash in lieu of fractional shares, with a Conversion Price initially equal to $6.24 per share of Series B Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act (“Rule 416”), the Class A Common Stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the attached prospectus). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.

(4)

Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of the Class A Common Stock of $3.90 on August 26, 2020 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act.

PROSPECTUS

Coty Inc.

Class A Common Stock

Series B Convertible Preferred Stock

This prospectus relates to the offer and sale from time to time of shares of Coty Inc. Class A Common Stock and Series B Convertible Preferred Stock by the selling stockholder identified in this prospectus or in supplements to this prospectus, including (i) 1,000,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”), issued to KKR Rainbow Aggregator L.P., a Delaware limited partnership (the “selling stockholder”) pursuant to the Series B Investment Agreement, dated as of May 11, 2020 (the “Series B Investment Agreement”), by and between the Company and the selling stockholder; and (ii) 160,256,400 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), consisting of shares of Class A Common Stock issuable upon conversion of the 1,000,000 shares of the originally purchased shares of Series B Convertible Preferred Stock held by the selling stockholder. The selling stockholder may offer and sell shares of our Class A Common Stock and Series B Convertible Preferred Stock in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of any shares of our Class A Common Stock or Series B Convertible Preferred Stock by the selling stockholder, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions and applicable transfer taxes, in connection with offerings by the selling stockholder.

We are registering the resale of shares of our Class A Common Stock and Series B Convertible Preferred Stock in connection with the exercise by the selling stockholder of its registration rights pursuant to the Registration Rights Agreement described under “Description of Capital Stock,” but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholder pursuant to this prospectus or at all.

This prospectus describes the general manner in which the shares of our Class A Common Stock and Series B Convertible Preferred Stock may be offered and sold by the selling stockholder. Any prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in our Class A Common Stock or Series B Convertible Preferred Stock.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “COTY.” The Series B Convertible Preferred Stock is not listed on an exchange and we do not intend to list the Series B Convertible Preferred Stock on any exchange.

Investing in our Class A Common Stock or Series B Convertible Preferred Stock involves risks. See “Risk Factors” on page 2 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our Class A Common Stock or Series B Convertible Preferred Stock.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, the selling stockholder may sell our Class A Common Stock or Series B Convertible Preferred Stock from time to time and in one or more offerings.

This prospectus provides you with a general description of the Class A Common Stock and Series B Convertible Preferred Stock that the selling stockholder may offer. Each time the selling stockholder sell shares of our Class A Common Stock or Series B Convertible Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement of which the prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read the entirety of this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” before making an investment decision.

In this prospectus, except as otherwise indicated or as the context suggests otherwise, the terms “Coty,” the “Company,” “we,” “us” and “our” refer to Coty Inc., a Delaware corporation, and its subsidiaries. The term “selling stockholder” includes pledgees, donees, assignees, transferees or other successors-in-interest who may later hold the selling stockholder’s interests.

Neither we nor the selling stockholder have authorized anyone to give you any information or to make any representation other than those contained in this prospectus, in any applicable prospectus supplement, in any documents that are incorporated by reference herein or therein or in any other documents to which we refer you. If anyone provides you with different or inconsistent information, you should not rely on it. No selling stockholder is making an offer to sell or seeking an offer to buy shares of our Class A Common Stock or Series B Convertible Preferred Stock in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”) and the expansion of such plan to further reduce its cost base, strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the sale of the Professional and Retail Hair business, including the Wella, Clairol, OPI and ghd brands (the “Wella Business”) and the investment by Rainbow UK Bidco Limited (“KKR Bidco”) an affiliate of funds and/or separately managed accounts advised and/or managed by Kohlberg Kravis Roberts & Co. L.P. and its affiliates (collectively, “KKR”) in connection with the standalone business (the “Wella Transaction”), including timing of the Wella Transaction and the use of proceeds from the Wella Transaction, the Company’s future operations and strategy, ongoing and future cost efficiency and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, including the King Kylie Transaction and the announced pending transaction with Kim Kardashian West, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the availability of local government funding or reimbursement programs in connection with COVID-19 (including expected timing and amounts), the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “are going to,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “should,” “outlook,” “continue,” “temporary,” “target,” “aim,” “potential,” “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable, but are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•

the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company’s ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks, joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;

•

the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce its cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) within the expected time frame or at all;

•	the timing, costs and impacts of the Wella Transaction or other divestitures, and the amount and use of proceeds from any such transactions;

•	the Company’s ability to successfully implement the separation of the Wella Business;

•

the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company’s current and future marketing philosophy and consumer engagement activities (including digital marketing and media);

•

the Company’s use of estimates and assumptions in preparing its financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of acquired assets and liabilities associated with acquisitions;

•	the impact of any future impairments;

•

managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company’s response to COVID-19, the Transformation Plan, the Wella Transaction and related transition services, the integration of the King Kylie Transaction, and future strategic initiatives, and, in particular, the Company’s ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•

future divestitures and the impact thereof on, and future acquisitions (including the pending transaction with Kim Kardashian West), new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through the Company’s restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

•

increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sell its products and the Company’s ability to respond to such changes;

•

the Company’s and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in the Company’s and their respective businesses, protect the Company and such business partners’ respective reputations (including those of the Company and its’ executives or influencers) and public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•

any change to the Company’s capital allocation and/or cash management priorities, including any change in its dividend policy or, if our Board (as defined below) declares dividends, our stock dividend reinvestment program;

•

any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;

•	the Company’s international operations and joint ventures, including enforceability and effectiveness of the Company’s joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	the Company’s dependence on certain licenses (especially in the fragrance category) and its ability to renew expiring licenses on favorable terms or at all;

•

the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;

•	administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•

global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and business or market disruption arising from a “hard Brexit”), the current U.S. administration and upcoming election, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;

•	currency exchange rate volatility and currency devaluation;

•

the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. and product liability cases (including asbestos);

•	the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

•

disruptions in operations, sales and in other areas, including due to disruptions in the Company’s supply chain, restructurings and other business alignment activities, the Wella Transaction and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;

•

restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, the Company’s ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;

•

increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;

•	the Company’s ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;

v

•	the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;

•	the Company’s relationship with Cottage Holdco B.V., as its majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•

the Company’s relationship with KKR whose affiliates, the selling stockholder and KKR Bidco are respectively a significant stockholder in Coty and an investor in the Wella Business and any related conflicts of interest or litigation;

•	future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and

•	other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used in this Registration Statement, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

COTY INC.

We are one of the world’s largest beauty companies with a rich entrepreneurial heritage and an iconic portfolio of brands. Founded in 1904, we have grown into a multi-segment beauty company that manufactures, markets, sells and distributes branded beauty products, including fragrances, color cosmetics, hair care products and skin & body related products throughout the world. Through our regional commercial business units – Americas, EMEA and Asia Pacific – our businesses primarily focus on prestige fragrances, prestige skin care and prestige cosmetics, mass color cosmetics, mass fragrance, mass skin care and body care. We are in the process of divesting our professional and retail hair business, which is primarily focused on hair and nail care products for professionals and retail hair coloring and styling products.

Coty Inc. was incorporated in Delaware in January 1995. Our principal executive offices are located at 350 Fifth Avenue, New York, New York 10118 and our telephone number at that address is (212) 389-7300. Our corporate website is www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our Class A Common Stock or Series B Convertible Preferred Stock involves risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports we have filed and may file with the SEC from time to time, as well as the other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. See “Where You Can Find More Information” elsewhere in this prospectus. Our business and financial results may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of those risks or uncertainties should occur or other risks arise or develop, our business, prospects, financial condition, results of operations and cash flows, as well as the trading price of our Class A Common Stock, may be materially and adversely affected, causing you to lose all or part of the money you paid to buy our Class A Common Stock or Series B Convertible Preferred Stock.

Risks Related to the Series B Convertible Preferred Stock

An active trading market for the Series B Convertible Preferred Stock does not exist and may not develop.

The Series B Convertible Preferred Stock has no established trading market and is not listed on any securities exchange. Since the Series B Convertible Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series B Convertible Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series B Convertible Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series B Convertible Preferred Stock will be limited.

The market price of the Series B Convertible Preferred Stock will be directly affected by the market price of our Class A Common Stock, which may be volatile.

To the extent that a secondary market for the Series B Convertible Preferred Stock develops, we believe that the market price of the Series B Convertible Preferred Stock will be significantly affected by the market price of our Class A Common Stock. The trading price of our Class A Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and other factors which are beyond our control. See “Risks Related to the Class A Common Stock – Sales of shares of our Class A Common Stock by the selling stockholder or by JABC Cosmetics B.V. (“JABC”), our controlling stockholder, may cause our stock price to decline.”

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

We cannot predict how shares of our Class A Common Stock will trade in the future, but fluctuations that may adversely affect the market prices of our Class A Common Stock, may, in turn, adversely affect the price of Series B Convertible Preferred Stock. This may result in greater volatility in the market price of the Series B Convertible Preferred Stock than would be expected for nonconvertible preferred stock. In addition, we expect that the market price of the Series B Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Class A Common Stock or the Series B Convertible Preferred Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Class A Common Stock of other preferred stock including any securities that are convertible into or exchangeable for, or that represent the right to receive, such securities or any substantially similar securities. The market price of our Class A Common Stock or Series B Convertible Preferred Stock could decline as a result of sales of a large number of shares of Class A Common Stock additional preferred stock or similar securities in the market or the perception that such sales could occur. For example, if we issue additional preferred stock in the future that has a preference over our Class A Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue additional preferred stock with voting rights that dilute the voting power of our Class A Common Stock, the rights of holders of our Class A Common Stock or the market price of our Class A Common Stock could be adversely affected.

In addition, each share of Series B Convertible Preferred Stock will initially be convertible at the option of the holder thereof into shares of our Class A Common Stock. The conversion of some or all of the Series B Convertible Preferred Stock will dilute the ownership interest of our existing Class A Common Stockholders. Any sales in the public market of our Class A Common Stock issuable upon such conversions could adversely affect prevailing market prices of the outstanding shares of our Class A Common Stock and Series B Convertible Preferred Stock. In addition, the existence of our Series B Convertible Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series B Convertible Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Class A Common Stock may negatively impact the market price for the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock has not been rated.

The Series B Convertible Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock may only be redeemed at the option of the holder in limited circumstances.

The shares of Series B Convertible Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Convertible Preferred Stock may be required to bear the financial risks of an investment in the Series B Convertible Preferred Stock for an extended period of time.

We have the right, but not the obligation, to redeem shares of Series B Convertible Preferred Stock in limited circumstances.

We are entitled, but not required, to redeem all or a portion of the shares of Series B Convertible Preferred Stock following the fifth year anniversary of the original issue date. See “Description of Series B Convertible Preferred Stock—Redemption.” Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series B Convertible Preferred Stock may make it difficult or impossible to sell shares of Series B Convertible Preferred Stock for a higher price, even if the market price for such shares had previously been higher.

Terms of our debt agreements and Delaware law may restrict us from making cash payments with respect to the Series B Convertible Preferred Stock.

Quarterly dividends and cash payments upon conversion, redemption or repurchase of the Series B Convertible Preferred Stock will be paid only if payment of such amounts is not prohibited by debt agreements and assets are legally available under the DGCL to pay such amounts. Quarterly dividends will be paid only if such dividends are declared by our Board. Our Board is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series B Convertible Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series B Convertible Preferred Stock.

Under applicable Delaware law, a Delaware corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.

The conversion rate of the Series B Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B Convertible Preferred Stock or the Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock.

The number of shares of our Class A Common Stock that holders are entitled to receive upon conversion of a share of Series B Convertible Preferred Stock is subject to adjustment for certain events, including subdivisions, splits, and combinations of the Class A Common Stock and certain other actions by us that modify our capital structure. See “Description of Series B Convertible Preferred Stock—Conversion.” We will not adjust the conversion rate for other events, including the issuance of securities at a conversion price lower than the conversion price of the Series B Convertible Preferred Stock then in effect. There can be no assurance that an event that adversely affects the value of the Series B Convertible Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Class A Common Stock, it may also adversely affect the market price of the Series B Convertible Preferred Stock. In addition, other than in certain instances, we are not restricted from offering Class A Common Stock in the future or engaging in other transactions that may dilute our Class A Common Stock.

Holders may have to pay taxes if we adjust the conversion rate of the Series B Convertible Preferred Stock in certain circumstances, even though holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Series B Convertible Preferred Stock, holders may be deemed to have received a distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations—Non-U.S. Holders”) of the Series B Convertible Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series B Convertible Preferred Stock.

Accrued Dividends with respect to the Series B Convertible Preferred Stock may be treated as taxable dividends even though holders would not receive any cash.

Dividends on the Series B Convertible Preferred Stock may be accrued rather than paid at the Company’s sole discretion. While Accrued Dividends will be taken into account in any future liquidation, redemption or conversion event, Accrued Dividends will not formally be added to the Liquidation Preference or redemption amounts of the Series B Convertible Preferred Stock under the terms of such stock.

The tax treatment of dividends accrued on the Series B Convertible Preferred Stock is a matter of uncertainty and may depend, in part, on whether the Series B Convertible Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the applicable Treasury Regulations. The Company takes the position that the Series B Convertible Preferred Stock will be treated as participating in corporate growth to a significant extent. This position, however, is not free from doubt and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take the position that the Series B Convertible Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In the event the Series B Convertible Preferred Stock is treated as not participating in corporate growth to any significant extent, the unpaid Accrued Dividends may be treated as “redemption premium.” This redemption premium may be treated as a taxable deemed distribution under Sections 305(b) and 305(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if the redemption premium is in excess of a statutory de minimis amount. Such taxable deemed distributions generally are required to be taken into account under timing principles similar to those governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under such circumstances, holders may have taxable income for U.S. federal income tax purposes, even though they would not receive any cash or property in connection with the increase in Accrued Dividends.

Section 305(c) of the Code and the Treasury Regulations promulgated thereunder also contemplate other circumstances in which a taxable deemed distribution may be treated as having occurred. Section 305(c) of the Code and the applicable Treasury Regulations do not clearly address whether accrued dividends will be treated as redemption premium or otherwise might give rise to a deemed distribution under the Code. The Company takes the position that the accrual of dividends on the Series B Convertible Preferred Stock will not be includible in the holder’s taxable income as disguised redemption premium or otherwise until such dividends are authorized by the Board, or any duly authorized committee thereof, and declared by the Company and paid in cash. Further, the Company has agreed in the Series B Investment Agreement that it will not treat such accruals as includible in the holder’s income until such dividends are declared and paid in cash. If the IRS were to take a contrary position and treat an increase in the amount of Accrued Dividends as a current distribution, then holders may have taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the increase in Accrued Dividends.

Please consult your tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of the accrual of dividends on the Series B Convertible Preferred Stock.

We may not have sufficient earnings and profits in order for dividends on the Series B Convertible Preferred Stock to be treated as dividends for U.S. federal income tax purposes.

Cash dividends and other transactions treated as distributions under Sections 305(b) or 305(c) of the Code payable by us on the Series B Convertible Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated for U.S. federal income tax purposes first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B Convertible Preferred Stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable for certain other holders.

Risks Related to the Class A Common Stock

Sales of shares of our Class A Common Stock by JABC, our controlling stockholder, may cause our stock price to decline.

As of August 26, 2020, we had 765,081,806 shares of Class A Common Stock outstanding. Sales of substantial amounts of our shares of Class A Common Stock in the public market by the selling stockholder or JABC, our controlling stockholder, or the perception that those sales may occur, could cause the market price of shares of our Class A Common Stock to decline and impair our ability to raise capital through the sale of additional shares of our Class A Common Stock.

Our Class A Common Stock is subject to price volatility unrelated to our operations.

The trading price of our Class A Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and other factors which are beyond our control. These factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

•	threatened or actual litigation;

•	changes in laws or regulations relating to our business;

•	any major changes in our Board (as defined herein) or management;

•	the significant ownership position controlled by a limited number of stockholders, including JABC, as our controlling stockholder;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of our shares of Class A Common Stock by existing stockholders, including JABC; and

•	general political and economic conditions (including the magnitudes and duration of the on-going COVID-19 pandemic (or similar future events)).

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

None of the proceeds from the sale of shares of our Common Stock by the selling stockholder in this offering will be available to us to fund our operations.

We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholder in this offering. The selling stockholder will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling stockholder will be available to us to fund our operations, capital expenditures, compensation plans or acquisition opportunities. See “Use of Proceeds.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our Class A Common Stock or our Series B Convertible Preferred Stock by the selling stockholder, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions and applicable transfer taxes, in connection with offerings by the selling stockholder.

SELLING STOCKHOLDER

On May 26, 2020 and July 31, 2020, we issued an aggregate of 1,000,000 shares of Series B Convertible Preferred Stock in a private offering to the selling stockholder. Each holder of the Series B Convertible Preferred Stock (a “Holder”) has the right, at such holder’s option, subject to certain conversion procedures, to convert each share of such Holder’s Series B Convertible Preferred Stock at any time into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends (each as defined in the Certificate of Designations, filed with the Secretary of State of the State of Delaware on May 26, 2020, designating the Series B Convertible Preferred Stock (the “Certificate of Designations”)) with respect to such share of Series B Convertible Preferred Stock as of the applicable conversion date divided by (B) the conversion price as of the applicable conversion date, with a conversion price initially equal to $6.24 per share of Series B Convertible Preferred Stock, plus (ii) cash in lieu of fractional shares. We are registering the securities offered by this prospectus on behalf of the selling stockholder pursuant to the Registration Rights Agreement dated as of May 26, 2020 (the “Registration Rights Agreement”).

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series B Convertible Preferred Stock listed below that have been issued to them, and any or all of the shares of Class A Common Stock issuable upon conversion of such shares of Series B Convertible Preferred Stock.

The table below sets forth the name of the selling stockholder, the number of shares of Series B Convertible Preferred Stock that are beneficially owned by such selling stockholder, the number of shares of Series B Convertible Preferred Stock that may be offered pursuant to this prospectus, the number of shares of our Class A Common Stock that may be beneficially owned by such stockholders on the date of this prospectus, the number of shares of Class A Common Stock that may be offered pursuant to this prospectus as well as the number of shares of the Series B Convertible Preferred Stock and Class A Common Stock that will be held by the selling stockholder after the offering, assuming all of the offered shares are sold. In the table below, the number of shares of Class A Common Stock that may be offered pursuant to this prospectus is calculated based on an assumed conversion as of the date of this prospectus, at a liquidation preference per share of Series B Convertible Preferred Stock of $1,000.00, and a conversion price of $6.24 per share of Series B Convertible Preferred Stock. The number of shares of Class A Common Stock into which the Series B Convertible Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and beneficially owned and offered by the selling stockholder pursuant to this prospectus may increase or decrease from that set forth in the below table. The percentage of shares of Class A Common Stock owned before and after the offering is based on (i) 765,081,806 shares of Class A Common Stock outstanding as of August 26, 2020 and (ii) the assumed conversion as of the date of this prospectus of all shares of Series B Convertible Preferred Stock into 160,256,400 shares of Class A Common Stock. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholder named in this table has sole voting and investment power with respect to the shares of Series B Convertible Preferred Stock and Class A Common Stock indicated as beneficially owned.

The information set forth below is based on information provided by or on behalf of the selling stockholder prior to the date hereof. Information concerning the selling stockholder may change from time to time. The selling stockholder may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholder is not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholder will hold upon consummation of any such sales. In addition, since the date on which the selling stockholder provided this information to us, such selling stockholder may have sold, transferred or otherwise disposed of all or a portion of the offered securities. We are registering the shares to permit the selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”

	Class A Common Stock					Series B Convertible Preferred Stock
	Shares of Class A Common Stock Beneficially Owned Before Offering		Number of Shares of Class A Common Stock Registered Hereby	Shares of Class A Common Stock Beneficially Owned After Offering (1)		Shares of Series B Convertible Preferred Stock Owned Before Offering		Number of Shares of Series B Convertible Preferred Stock Registered Hereby	Shares of Series B Convertible Preferred Stock Owned After Offering (1)
Selling Stockholder	Number	%		Number	%	Number	%		Number	%
KKR Rainbow Aggregator L.P.(2)	160,256,400	21	160,256,400	0	0	1,000,000	100%	1,000,000	0	0

(1)

The selling stockholder has not informed us, and we do not know, when or in what amounts the selling stockholder may offer for sale the shares of Class A Common Stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all, some or none of the shares of Series B Convertible Preferred Stock and Class A Common Stock that they own pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any such shares, we cannot provide any information or estimates as to the number of shares of our Series B Convertible Preferred Stock or Class A Common Stock that the selling stockholder will hold after completion of this offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares of Series B Convertible Preferred Stock and Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock covered by this prospectus upon the completion of this offering.

(2)

Represents securities held by KKR Rainbow Aggregator L.P. KKR Rainbow Aggregator GP LLC, as the general partner of KKR Rainbow Aggregator L.P., KKR European Fund V (USD) SCSp, as the sole member of KKR Rainbow Aggregator GP LLC, KKR Associates Europe V SCSp, as the general partner of KKR European Fund V (USD) SCSp, KKR Europe V S.a r.l., as the general partner of KKR Associates Europe V SCSp, KKR Europe V Holdings Limited, as the sole shareholder of KKR Europe V S.a r.l., KKR Group Partnership L.P., as the sole member of KKR Europe V Holdings Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR & Co. Inc., as the sole shareholder of KKR Group Holdings Corp., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP may be deemed to be the beneficial owners having shared voting and investment power with respect to the securities described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

The selling stockholder is an affiliate of KKR and the Company, and the selling stockholder and certain of its affiliates, including KKR, have entered into certain agreements with us that provide the selling stockholder with certain rights and privileges, including the right to designate up to two members of our Board and registration rights with respect to shares of Series B Convertible Preferred Stock and Class A Common Stock. See “Description of Capital Stock—Series B Investment Agreement” and “Description of Capital Stock—Series B Registration Rights Agreement.” In addition, we entered into the Wella Transaction with KKR, an affiliate of the selling stockholder. See “Business—Overview” and “Risk Factors—JABC Cosmetics B.V. (“JABC”) and its affiliates, through their ownership of approximately 50% of the fully diluted shares of our Class A Common Stock, and KKR, through its Convertible Series B Preferred Stock investment, have the ability to significantly influence and/or effect certain decisions requiring stockholder approval, which may be inconsistent with the interests of our other stockholders” in the our most recent Annual Report on Form 10-K incorporated by reference herein for more information regarding the Wella Transaction and our relationship with KKR.

The selling stockholder identified itself as an affiliate of a broker-dealer. The selling stockholder has represented to us that (a) the shares of Series B Convertible Preferred Stock and Class A Common Stock being offered by the selling stockholder were purchased by the selling stockholder in the ordinary course of business, and (b) at the time of such purchase, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of Series B Convertible Preferred Stock and Class A Common Stock. Accordingly, the selling stockholder is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

Information about other selling stockholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act, that are incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”). For information on how to obtain a copy of our Certificate of Incorporation and Bylaws, see the information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by reference to our Certificate of Incorporation and the amendment thereto and our Bylaws, which are incorporated by reference herein, and to the applicable provisions of the DGCL. This summary does not purport to be complete and may not contain all the information that is important to you.

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 1,250,000,000 shares of Class A Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share. As of August 26, 2020, there were 765,081,806 shares of Class A Common Stock outstanding, 1,495,074 shares of Series A Preferred Stock outstanding and 1,000,000 shares of Series B Convertible Preferred Stock outstanding.

Class A Common Stock

Dividend Rights

Holders of our Class A Common Stock are entitled to receive dividends, as and when declared by our board of directors (the “Board”), out of our legally available assets, in cash, property, shares of our Class A Common Stock or other securities, after payments of dividends required to be paid on outstanding Preferred Stock, if any.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, unless otherwise required by our Certificate of Incorporation or Bylaws. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or the Bylaws, any question brought before any meeting of stockholders other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the votes cast. Elections of directors shall be decided by a plurality of the votes cast.

Stockholder Action by Written Consent

Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A Common Stock, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding Preferred Stock.

Amendment of Certificate of Incorporation and Bylaws

Our Board and our stockholders are authorized to adopt, amend or repeal our Bylaws. The approval of our Board is required to amend our Certificate of Incorporation. In addition, Section 242(b)(2) of the DGCL requires that holders of our Class A Common Stock vote as a class upon the proposed amendment, if the amendment would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely.

No Preemptive or Similar Rights

Shares of our Class A Common Stock are not entitled to preemptive rights and are not convertible into any other shares of our capital stock.

Preferred Stock

We are authorized, subject to the limits imposed by the DGCL, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Our Board can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise or vesting of outstanding securities convertible into the applicable series of Preferred Stock, by the affirmative vote of the holders of a majority of the shares of Coty stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designation establishing a series of Preferred Stock, without any further vote or action by our stockholders.

The rights of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a future change in control of the Company and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Class A Common Stock.

Series A Preferred Stock

In fiscal year 2015, we established awards under our Equity and Long-Term Incentive Plan and certain of our executive officers received awards of our Series A Preferred Stock. In April 2015, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Series A Subscription Agreement”). Under the terms provided in the various Series A Subscription Agreements, a holder of Series A Preferred Stock may be entitled to exchange any or all vested Series A Preferred Stock prior to varying dates specified in the Series A Subscription Agreements, into, at our sole election, either cash or shares of Class A Common Stock, as calculated and subject to the limitations set forth therein.

Shares of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights, except as required by law. Upon our liquidation, dissolution or winding up, each share of Series A Preferred Stock entitles the holder to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of senior securities, an amount in cash per share equal the then fair market value per share of such Series A Preferred Stock as determined by an independent qualified professional appraisal firm. Such shares will not be entitled to an additional amount after the full liquidation distribution has been paid.

Series B Convertible Preferred Stock

In May 2020, we filed the Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of our Series B Convertible Preferred Stock, which are described in more detail below.

Dividend Rights and Liquidation Preferences. The Series B Convertible Preferred Stock ranks senior to our Class A Common Stock and our Series A Preferred Stock with respect to dividend rights and rights on the distribution of assets on any liquidation, dissolution or winding up of the affairs of the Company. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, before any distribution may be made to holders of any junior classes of our stock, and subject to the rights of the holders of any senior stock or parity stock and the rights of the Company’s existing and future creditors, to receive a liquidating distribution in cash and in the amount per share of Series B Convertible Preferred Stock equal to the greater of (i) the sum of (A) the liquidation preference plus (B) the accrued dividends with respect to such share of Series B Convertible Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series B Convertible Preferred Stock into Class A Common Stock. The Series B Convertible Preferred Stock has a liquidation preference of $1,000 per share.

Holders of the Series B Convertible Preferred Stock are entitled to a dividend at the rate of 9% per annum, accruing daily and payable quarterly in arrears. The dividend rate will increase by a 1% on the seven-year anniversary of May 26, 2020 (the “Original Issuance Date”) and shall increase by an additional 1% on each subsequent anniversary up to a total of 12%. If the Company does not declare and pay a dividend on the Series B Convertible Preferred Stock on any dividend payment date, the dividend rate will increase by 1% per annum until all accrued but unpaid dividends have been paid in full. There will be no restriction on the repurchase or redemption of shares of the Series B Convertible Preferred Stock in the event of any arrearage in the payment of dividends. Dividends will be payable in cash, by increasing the amount of accrued dividends with respect to a share of Series B Convertible Preferred Stock, or any combination thereof, at the sole discretion of the Company. Accrued and unpaid preferred dividends must be paid in cash, unless the Series B Convertible Preferred Stock is converted into Class A Common Stock, in which the accrued dividends would be paid in shares of Class A Common Stock.

Conversion Features. Upon the receipt of early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), on June 2, 2020, the Series B Convertible Preferred Stock became convertible, in whole or in part, at any time, into shares of Class A Common Stock at an initial conversion price of $6.24 per share of Series B Convertible Preferred Stock and an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Convertible Preferred Stock, subject to certain anti-dilution adjustments. At any time after the third anniversary of the Original Issuance Date, if the volume weighted average price of the Class A Common Stock exceeds $12.48 per share for at least 20 trading days in any period of 30 consecutive trading days, at the election of the Company, all or any portion of the Series B Convertible Preferred Stock will be convertible into the relevant number of shares of Class A Common Stock. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by NYSE listing rule 312.03(d) (the “Stockholder Approval”), no Holder of Series B Convertible Preferred Stock will have the right to acquire shares of Class A Common Stock if and solely to the extent that such conversion would result in such Holder beneficially owning a number of shares of Class A Common Stock that could trigger a change of control under NYSE listing rules

(such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a Holder of Series B Convertible Preferred Stock in cash if the Stockholder Approval is not obtained. As of June 30, 2020, Series B Convertible Preferred stock was convertible into 121,233,944 shares of Class A Common Stock.

Redemption Features. At any time following the fifth anniversary of the Original Issuance Date, the Company may redeem some or all of the Series B Convertible Preferred Stock for a per share amount in cash equal to (i) the sum of (x) 100% of the liquidation preference plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 107% if the redemption occurs at any time after the fifth anniversary of the Original Issuance Date and prior to the sixth anniversary of the Original Issuance Date, (B) 105% if the redemption occurs at any time after the sixth anniversary of the Original Issuance Date and prior to the seventh anniversary of the Original Issuance Original Issuance , and (C) 100% is the redemption occurs at any time after the seventh anniversary of the Original Issuance Date.

Voting rights. Upon the receipt of early termination of the applicable waiting period under the HSR Act on June 2, 2020, holders of Series B Convertible Preferred Stock are entitled to vote with holders of Class A Common Stock on an as-converted basis, subject to the Ownership Limitation. Holders of the Series B Convertible Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series B Convertible Preferred Stock or any Holder thereof, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series B Convertible Preferred Stock, increases or decreases in the number of authorized shares of Series B Convertible Preferred Stock and issuances of shares of Series B Convertible Preferred Stock after the Original Issuance Date, each of such actions requiring consent of the Holders of a majority of the shares of Series B Convertible Preferred Stock outstanding at such time.

Change of Control Put. Upon certain change of control events involving the Company, Holders of Series B Convertible Preferred Stock may, at the Holder’s election (i) convert their shares of Series B Convertible Preferred Stock into Class A Common Stock at the then-current conversion price, provided that if such change of control occurs on or before the fifth anniversary of the Original Issuance Date, the Company will also be required to pay the Holders of the Series B Convertible Preferred Stock a “make-whole” premium or (ii) cause the Company to redeem their shares of Series B Convertible Preferred Stock in an amount in cash equal to (x) if the change of control occurs on or before the fifth anniversary of the Original Issuance Date, 110% of the sum of the liquidation preference thereof plus any accrued and unpaid dividends and (y) if the change of control occurs on or after the fifth anniversary of the Original Issuance Date, 100% of the Redemption Price.

Preemptive Rights. Except for the right to participate in any issuance of new equity securities by the Company as set forth in the Series B Investment Agreement, the Holders shall not have any preemptive rights. Pursuant to the Series B Investment Agreement, after the Original Issuance Date and so long as the selling stockholder continues to beneficially own at all times shares of Series B Convertible Preferred Stock and/or shares of Class A Common Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Class A Common Stock that were beneficially owned by the selling stockholder on an as converted basis on July 31, 2020, if the Company makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of, the Company, the selling stockholder and each person to which the selling stockholder later transfers any shares of Series B Convertible Preferred Stock or Class A Common Stock issued upon conversion of Series B Convertible Preferred Stock will have the opportunity to acquire from the Company the portion of such new securities equal to the total number of such new securities multiplied by the fraction equal to the number of Series A Preferred Stock and/or Shares of Class A Common Stock (in the aggregate and on an as converted basis) held by the selling stockholder or such person divided by the aggregate number of shares of Class A Common Stock (on an as converted basis) outstanding as of such date, for the same price as that offered to the other purchasers of such new securities, subject to certain conditions described in the Series B Investment Agreement.

Series B Investment Agreement

Pursuant to the Series B Investment Agreement, the Company has increased the size of its Board in order to elect two individuals designated by the selling stockholder (the “Designees”) to the Board for a term expiring at the 2020 annual meeting of the Company’s stockholders. For so long as the selling stockholder or its affiliates beneficially own at least 50% of the shares of Series B Convertible Preferred Stock purchased pursuant to the Series B Investment Agreement on an as-converted basis, the selling stockholder will have the right to designate two Designees for election to the Board. After the selling stockholder ceases to own at least 50% of the shares of Series B Convertible Preferred Stock purchased pursuant to the Series B Investment Agreement on an as-converted basis, the selling stockholder will have the right to designate one Designee for election to the Board. The selling stockholder shall no longer be entitled to designate any Designees for election to the Board after the selling stockholder ceases to own at least 20% of the shares of Series B Convertible Preferred Stock purchased in the Issuance on an as-converted basis.

Additionally, the selling stockholder will be subject to certain standstill restrictions, including that the selling stockholder will be restricted from acquiring additional equity securities of the Company if such acquisition would result in beneficial ownership in excess of 15% of the Company’s issued and outstanding Class A Common Stock, until the later of 90 days after which the selling stockholder has no rights (or has irrevocably waived its rights) to appoint a Designee and the three month anniversary of the Original Issuance Date.

Series B Registration Rights Agreement

On May 26, 2020, the Company entered into the Registration Rights Agreement, pursuant to which the Company has agreed to provide to the selling stockholder and each other Holder party thereto from time to time, following a three-month lockup period (the “lock-up period”), certain customary registration rights with respect to each Holder’s shares of the Series B Convertible Preferred Stock and the Class A Common Stock, issued in connection with any future conversion of the Series B Convertible Preferred Stock (together, the “Registrable Securities”) until such Holder’s Registrable Securities have been sold (subject to certain exceptions), or in the case of any shares of Class A Common Stock held by such Holder, all shares of Class A Common Stock held by such Holder, on an as converted basis, constitute less than 1% of the Company’s total outstanding shares of Class A Common Stock and may be sold in a single day pursuant to, and in accordance with, subsection (k) of Rule 144 under the Securities Act.

This prospectus and the shelf registration statement to which this prospectus forms apart is being filed pursuant to the Company’s obligation under the Registration Rights Agreement. The Holders also have the right to request up to four underwritten offerings, or shelf take-downs, equal to at least $75 million per request, pursuant to this prospectus during any 365-day period (subject to certain cut-back priorities) and the Holders have the right to request unlimited non-underwritten shelf take-downs. Additionally, the Registration Rights Agreement grants each Holder customary demand registration rights for a minimum number of Registrable Securities equal to at least $75 million per demand which shall include underwritten offerings (subject to certain cut-back priorities), subject to a cool-off period of at least sixty days after effectiveness of the previous demand registration.

The Registration Rights Agreement also grants each Holder customary “piggyback” registration rights. If, following the lock-up period, the Company proposes to register any shares of Class A Common Stock, whether or not for its own account, each Holder will be entitled, subject to certain exceptions, to include its Registrable Securities in the registration, subject to certain cut-back priorities. The Registration Rights Agreement permits the Company to postpone the filing or use of a registration statement for a certain period (such period, a “Postponement Period”) if the filing or continued use of the registration statement would, in the good faith judgment of the Board (after consultation with external legal counsel) (i) require the Company to disclose material non-public information that, in the Company’s good faith judgment (after consultation with external legal counsel), the Company has a bona fide business purpose for not disclosing publicly or (ii) materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its subsidiaries then under consideration. There will not be more than one Postponement Period in any 180-day period and no single Postponement Period will exceed 60 days.

Controlled Company Status

As of the date of this prospectus, JABC beneficially owns approximately 50% of the outstanding shares of Class A Common Stock, which also represents approximately 50% of the voting power of our capital stock. Accordingly, we qualify as a “controlled company” under the NYSE Listed Company Manual rules (the “NYSE Rules”). As a “controlled company,” we are permitted to take advantage of exemptions from certain of the corporate governance requirements under the NYSE Rules, including the requirements that a majority of our Board consist of independent directors, that we have a nominating and corporate governance committee that is composed entirely of independent directors and that we have a compensation committee that is composed entirely of independent directors. As a result, for so long as we are a controlled company, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements under the NYSE Rules. However, the Stockholders Agreement described below contains certain obligations with respect to the independence of our Board and a committee of our Board.

Stockholders Agreement

The Company is party to a stockholders agreement, dated as of March 17, 2019 (the “Stockholders Agreement”), with JAB Holdings B.V., JAB Cosmetics B.V. and Cottage Holdco B.V. (the “JAB Investors”). Pursuant to the Stockholders Agreement, among other things:

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during the three-year period following April 30, 2019, the JAB Investors shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of capital stock of the Company (including Class A Common Stock, “Company Securities”); provided that, the JAB Investors may acquire Company Securities on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Investors’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Investors, collectively, as of the consummation of the Offer, plus 9% (meaning a cap of approximately 69% for three years after April 30, 2019);

•

during the three-year period following April 30, 2019, the JAB Investors shall not, subject to certain exceptions, transfer any Company Securities to any other person or group (other than an affiliate of any of the JAB Investors) that, after giving effect to such transfer, would beneficially own in excess of 20% of the voting power of the Company;

•

for so long as the Stockholders Agreement is in effect, the JAB Investors shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (i) the affirmative approval of a special committee of our Board comprised solely of individuals who are each (1) “independent” under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange on which Company Securities are traded and (2) disinterested as it relates to the JAB Investors and their respective affiliates (any such individual, an “Independent Director”) and who are disinterested and independent under Delaware law as to the matter under consideration, duly obtained in accordance with the applicable provisions of the Company’s organizational documents, applicable law and the rules, regulations and listing standards promulgated by any securities exchange on which Company Securities are traded (“Disinterested Director Approval”) and (ii) the affirmative vote of our stockholders representing at least a majority of the voting power of the Company beneficially owned by stockholders that are not the JAB Investors or their affiliates;

•

for so long as the Stockholders Agreement is in effect, material related party transactions involving the JAB Investors or any of their affiliates and the Company will require Disinterested Director Approval; and

•

for so long as the Stockholders Agreement is in effect, the JAB Investors and the Company have agreed to take all necessary actions within their control to maintain no fewer than four Independent Directors on our Board and to cause, no later than September 30, 2019, to be elected to our Board two new Independent Directors.

The Stockholders Agreement also provides the JAB Investors with certain customary demand and shelf registration rights with respect to Company Securities and restricts the registration rights we may grant other stockholders after the date thereof. Prior to the entry into the Stockholders Agreement, we granted certain other stockholders customary demand and “piggyback” registration rights.

The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, Disinterested Director Approval) or such time as the JAB Investors and their affiliates cease to beneficially own 40% of the voting power of the Company capital stock on a fully diluted basis. The Stockholders Agreement may be amended by the JAB Investors and the Company after receipt of Disinterested Director Approval. Any waiver by the Company of any condition or of any breach of any term, covenant, representation or warranty contained in the Stockholders Agreement also requires Disinterested Director Approval.

Anti-Takeover Effects of Delaware Law, Certificate of Incorporation and Bylaws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to our stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board.

Controlling Stockholder. As of the date of this prospectus, the JAB Investors beneficially own approximately 50% of the outstanding shares of Class A Common Stock, which also represents approximately 50% of the voting power of our capital stock. This concentrated control could have the effect of discouraging others from initiating a potential merger, takeover or other future change of control transaction that other stockholders may view as beneficial.

Delaware Law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by our Board in a prescribed manner or the transaction in which the person became an interested stockholder is approved by our Board and disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated Preferred Stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of Class A Common Stock or Preferred Stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors. Our Bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing, as specified therein. These provisions regulate our stockholders in bringing matters before the annual meeting of stockholders or making nominations for directors at any meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our business.

Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by our Chairman, Chief Executive Officer or our Board or by our Secretary at the request of holders of not less than a majority of the combined voting power of Class A Common Stock.

Cumulative Voting. Our Certificate of Incorporation provides that our stockholders are not permitted to cumulate votes in the election of directors.

Series B Convertible Preferred Stock Change in Control Provisions. Upon certain change in control events involving the Company, the Holders thereof will have the right to convert their shares of Series B Convertible Preferred Stock into shares of Class A Common Stock or require the Company to repurchase the Series B Convertible Preferred Stock. See “Series B Convertible Preferred Stock—Redemption.”

Transfer Agent

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, offer the shares of our Class A Common Stock or our Series B Convertible Preferred Stock registered by this prospectus in one or more transactions (which may involve underwritten offerings on a firm commitment or best efforts basis, cross sales or block transactions) on the NYSE or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, through one or more electronic trading platforms or services, in the over-the-counter market, in negotiated transactions, directly to one or more purchasers, including affiliates, through the writing of options on the shares (whether such options are listed on an options exchange or otherwise), short sales or a combination of such methods of sale or any other method permitted by applicable law, at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including pursuant to one or more “10b5-1” trading plans or similar plans. The selling stockholder may also engage in short sales against the box, puts and calls, writing options, hedging transactions and other transactions in our securities or derivatives of our securities and may sell or deliver the shares of our Class A Common Stock and our Series B Convertible Preferred Stock registered pursuant to this prospectus in connection with these trades as permitted by applicable law, including, without limitation, delivering such shares to a lender in satisfaction of all or part of stock borrowed from such lender in connection with a short sale. In certain circumstances, the selling stockholder may pledge or grant a security interest in some or all of the shares of our Class A Common Stock and our Series B Convertible Preferred Stock registered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus. In addition, any shares of Class A Common Stock or Series B Convertible Preferred Stock that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

The selling stockholder may effect such transactions by selling the shares of our Class A Common Stock and our Series B Convertible Preferred Stock registered by this prospectus to or through broker-dealers or through other agents, including electronic trading platforms or similar services, and such broker-dealers or agents may receive compensation in the form of commissions, discounts or fees from the selling stockholder and/or the purchasers of shares for whom they may act as agent. Sales effected with a broker-dealer may involve ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers or transactions in which the broker-dealer is principal and resells for its account. The selling stockholder and any agents or broker-dealers that participate in the distribution of the shares of Class A Common Stock or Series B Convertible Preferred Stock registered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

In the event of a “distribution” of the shares of our Class A Common Stock or our Series B Convertible Preferred Stock registered by this prospectus, the selling stockholder, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of shares of Class A Common Stock and Series B Convertible Preferred Stock.

At a time a particular offering of shares of our Class A Common Stock or our Series B Convertible Preferred Stock is made, a prospectus supplement, if required, may be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholder and any other required information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the purchase, ownership, disposition and conversion of the Series B Convertible Preferred Stock and the ownership and disposition of any Class A Common Stock received upon conversion of our Series B Convertible Preferred Stock.

This discussion is based upon the Code, existing and proposed Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences described in this prospectus. We assume in this discussion that you hold shares of our Class A Common Stock or Series B Convertible Preferred Stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

This discussion also does not address the special tax rules applicable to particular holders, such as tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, persons that hold our Class A Common Stock or Series B Convertible Preferred Stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, and certain U.S. expatriates.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock or Series B Convertible Preferred Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner or partnership holding our Class A Common Stock or Series B Convertible Preferred Stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our Class A Common Stock or Series B Convertible Preferred Stock.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our Class A Common Stock or Series B Convertible Preferred Stock.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF OUR SERIES B CONVERTIBLE PREFERRED STOCK AND CLASS A COMMON STOCK.

U.S. Holders

The discussion in this section is addressed to a holder of our Class A Common Stock or Series B Convertible Preferred Stock that is a U.S. holder for U.S. federal income tax purposes. In general, a U.S. holder means a beneficial owner of our Class A Common Stock or Series B Convertible Preferred Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual is generally treated as a resident of the United States in any calendar year for United States federal income tax purposes if the individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are generally taxed for United States federal income tax purposes as if they were United States citizens.

Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock

Distributions, if any, on our Class A Common Stock or Series B Convertible Preferred Stock (other than dividend accruals described below in “U.S. Holders—Accruing Dividends, Adjustments of Conversion Rate, and Conversions of Series B Convertible Preferred Stock”) will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of Class A Common Stock or Series B Convertible Preferred Stock, as the case may be, and, to the extent such excess exceeds such adjusted basis, as capital gain from the sale or exchange of such Class A Common Stock or Series B Convertible Preferred Stock, as applicable.

Dividends received by individual U.S. holders of Class A Common Stock or Series B Convertible Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes and certain holding period requirements are met. If an individual holder elects to treat the dividends as “investment income,” the reduced rate will not apply, but the investment income may be offset by certain investment expenses. Further, dividends recognized by individual holders could be subject to the 3.8% tax on net investment income.

Dividends received by corporate U.S. holders generally will be eligible for the dividends-received deduction. If a corporate U.S. holder receives a dividend on the Class A Common Stock or Series B Convertible Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, in certain instances the corporate holder must reduce its basis in the Class A Common Stock or Series B Convertible Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid.

Accruing Dividends, Adjustments to the Conversion Rate, and Conversions of Series B Convertible Preferred Stock

Dividends on the Series B Convertible Preferred Stock may be accrued rather than paid at the Company’s sole discretion. While Accrued Dividends will be taken into account in any future liquidation, redemption or conversion event, accrued dividends will not formally be added to the Liquidation Preference or redemption amounts of the Series B Convertible Preferred Stock under the terms of such stock.

The tax treatment of dividends accrued on the Series B Convertible Preferred Stock is a matter of uncertainty and may depend, in part, on whether the Series B Convertible Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the applicable Treasury Regulations. The Company takes the position that the Series B Convertible Preferred Stock will be treated as participating in corporate growth to a significant extent. This position, however, is not free from doubt and there can be no assurance that the IRS will not take the position that the Series B Convertible Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In the event the Series B Convertible Preferred Stock is treated as not participating in corporate growth to any significant extent, the unpaid Accrued Dividends may be treated as “redemption premium.” This redemption premium may be treated as a taxable deemed distribution under Sections 305(b) and 305(c) of the Code, if the redemption premium is in excess of a statutory de minimis amount. Such taxable deemed distributions generally are required to be taken into account under timing principles similar to those governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under such circumstances, holders may have taxable income for U.S. federal income tax purposes, even though they would not receive any cash or property in connection with the increase in Accrued Dividends.

Section 305(c) of the Code and the Treasury Regulations promulgated thereunder also contemplate other circumstances in which a taxable deemed distribution may be treated as having occurred. Section 305(c) of the Code and the applicable Treasury Regulations do not clearly address whether accrued dividends will be treated as redemption premium or otherwise might give rise to a deemed distribution under the Code. The Company takes the position that the accrual of dividends on the Series B Convertible Preferred Stock will not be includible in the holder’s taxable income as disguised redemption premium or otherwise until such dividends are authorized by the Board, or any duly authorized committee thereof, and declared by the Company and paid in cash. Further, the Company has agreed in the Series B Investment Agreement that it will not treat such accruals as includible in the holder’s income until such dividends are declared and paid in cash. In general, a U.S. holder is bound by our determination that an accrual is not includible in income as disguised redemption premium, unless the U.S. holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock. If the IRS were to take a contrary position and treat an increase in the amount of Accrued Dividends as a current distribution, then holders may have taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the increase in Accrued Dividends. In such a case, such a constructive distribution would be includible in your income and subject to tax as described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.”

The conversion rate of the Series B Convertible Preferred Stock is subject to adjustment under certain circumstances. Under the applicable Treasury Regulations, adjustments to the conversion rate that result in an increase of the Series B Convertible Preferred Stock holders’ proportionate interest in the Company’s earnings and profits may be treated as a constructive distribution. Such a constructive distribution is includible in your income and subject to tax as described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.” Thus, under certain circumstances, in the event of a deemed distribution you may recognize taxable income even though you may not receive any cash or property.

A holder of Series B Convertible Preferred Stock generally will not recognize gain or loss upon the conversion of the Series B Convertible Preferred Stock into shares of Class A Common Stock. However, if the conversion takes place when there are unpaid Accrued Dividends on the Series B Convertible Preferred Stock, and the Series B Convertible Preferred Stock is not treated as participating in corporate growth, then any Class A Common Stock received in respect of the unpaid Accrued Dividends will be treated as a distribution described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.” Cash received in lieu of a fractional share of Class A Common Stock upon conversion will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share. Conversions pursuant to a plan to increase the Series B Convertible Preferred Stock holders’ proportionate interest in the Company’s assets or earnings and profits may be treated as a constructive distribution and subject to taxation as described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.”

You are urged to consult your tax advisor to determine the specific tax treatment of accruing dividends, adjustments to the conversion rate, a conversion, or cash in lieu of a fractional share in your particular circumstances.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock or Series B Convertible Preferred Stock

Upon any sale, exchange, redemption or other disposition of the Class A Common Stock or Series B Convertible Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the adjusted tax basis in the Class A Common Stock or Series B Convertible Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the Class A Common Stock or Series B Convertible Preferred Stock is longer than one year. The deductibility of capital losses is subject to limitations. You are urged to consult your tax advisor with respect to applicable tax rates and netting rules for capital gains and losses. Further, gains recognized by individual U.S. holders could be subject to the 3.8% tax on net investment income.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Class A Common Stock or the Series B Convertible Preferred Stock. Backup withholding may apply to such payments if a U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 24%. We are required to determine the date and amount of any constructive distributions.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to a holder of our Class A Common Stock or Series B Convertible Preferred Stock that is a non-U.S. holder for U.S. federal income tax purposes. A non-U.S. holder means a beneficial owner of our Class A Common Stock or Series B Convertible Preferred Stock that is not a U.S. holder.

Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. Dividends that are treated as effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the holder within the United States, are generally exempt from the 30% withholding tax if the holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons.

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and the holder’s country of residence will generally be required to provide a properly executed IRS Form W-8BEN (or successor form). You are urged to consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Accruing Dividends, Adjustments to the Conversion Rate, and Conversions of Series B Convertible Preferred Stock

To the extent a dividend accrual, an adjustment to the conversion rate, or the conversion of the Series B Convertible Preferred Stock to our Class A Common Stock is taxable as described above in “U.S. Holders— Accruing Dividends, Adjustments to the Conversion Rate, and Conversions of Series B Convertible Preferred Stock,” such transactions will generally be taxable in the manner set forth in the paragraph above, “Non-U.S. Holders— Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.” You are urged to consult your tax advisor to determine the specific tax treatment of accruing dividends, adjustments to the conversion rate, a conversion, or cash in lieu of a fractional share in your particular circumstances.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock or Series B Convertible Preferred Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon a sale, exchange or other taxable disposition of shares of our Class A Common Stock or Series B Convertible Preferred Stock unless:

•

the gain is effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States, in which case, the holder will generally be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons;

•

the holder is an individual that is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, the holder will generally be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses realized during the same taxable year, if any; or

•

we are, or have been within the five years preceding the holder’s disposition of the Series B Convertible Preferred Stock or Class A Common Stock, a “United States real property holding corporation” as defined in the Code.

We believe that we are not currently and will not become a “United States real property holding corporation.” However, no assurance can be given that we are not or will not become a “United States real property holding corporation” in the future, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. In general, gain on the sale or other disposition of stock of a “United States real property holding corporation” that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the holder, the non-regularly traded stock acquired by such holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date. If a non-U.S. holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such stock would be taxed on a net income basis at the graduated rates applicable to U.S. persons, and such holder would be required to file a U.S. tax return with respect to such gains.

If we are a U.S. real property holding company and the Series B Convertible Preferred Stock is considered to be “regularly traded,” gain recognized on a sale or other disposition of Series B Convertible Preferred Stock by a holder that owns more than 5% of the Series B Convertible Preferred Stock would be subject to U.S. federal income tax. We cannot assure you that the Series B Convertible Preferred Stock will not be considered regularly traded under the relevant rules. If the Series B Convertible Preferred Stock is not considered to be regularly traded, gain recognized on a sale or other disposition of Series B Convertible Preferred Stock would be subject to U.S. federal income tax only in the case of a non-U.S. holder that owned, as of the date of any acquisition of such Series B Convertible Preferred Stock, an amount of Series B Convertible Preferred Stock having a fair market value greater than 5% of the outstanding Class A Common Stock into which it is convertible as measured on such date, provided the Class A Common Stock continues to be regularly traded on an established securities market. Furthermore, in such case, a non-U.S. holder may be subject to a 15% withholding tax on a sale or other disposition of our Series B Convertible Preferred Stock. Gain recognized on a sale or other disposition of our Class A Common Stock would be subject to U.S. federal income tax only in the case of a non-U.S. holder that owns more than 5% of our Class A Common Stock, provided the Class A Common Stock continues to be regularly traded on an established securities market.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Series B Convertible Preferred Stock or Class A Common Stock should consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of Series B Convertible Preferred Stock or Class A Common Stock.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our Class A Common Stock or Series B Convertible Preferred Stock paid to such holder and the tax withheld, if any, with respect to such dividends. A non-U.S. holder will have to comply with specific certification procedures to establish that such holder is not a U.S. person, as defined for U.S. federal income tax purposes, in order to avoid backup withholding at the applicable rate with respect to dividends on our Class A Common Stock or Series B Convertible Preferred Stock and certain other types of payments. The certification procedure required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Information reporting and backup withholding will generally apply to the proceeds of a non-U.S. holder’s disposition of our Class A Common Stock or Series B Convertible Preferred Stock effected by or through the U.S. office of any broker, U.S. or foreign, unless the non-U.S. holder certifies their status as a non-U.S. holder and satisfies certain other requirements, or otherwise establish an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, dispositions effected through a non-U.S. office of a broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States will generally be subject to information reporting, unless you certify your status as a non-U.S. holder and satisfy certain other requirements, or otherwise establish an exemption. You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you. Copies of information returns may be made available to the tax authorities of the country in which you reside or are incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The act imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A Common Stock or Series B Convertible Preferred Stock paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, you may be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding these requirements.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of Class A Common Stock and Series B Convertible Preferred Stock offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters for the selling stockholder named herein will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on August 27, 2020;

•	our Current Reports on Form 8-K filed with the SEC on July 2, 2020 and July 31, 2020;

•

the portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2019, as supplemented on October  16, 2019, incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 2019; and

•

the description of our Class  A Common Stock in our Registration Statement on Form 8-A filed with the SEC on June 13, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement of which this prospectus forms a part and prior to the termination of the offering of our Class A Common Stock and Series B Convertible Preferred Stock covered by this prospectus and any accompanying prospectus supplements, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Investor Relations, or by telephone request to (212) 389-7300. The documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of any document that we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits to the registration statement, free of charge on the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions.

SEC Registration Fee	$210,925(1)
Printing Fees and Expenses	(2)
Accounting Fees and Expenses	(2)
Legal Fees and Expenses	(2)
Transfer Agent Fees and Expenses	(2)
Miscellaneous	(2)

Total	$(2)

(1)	Additional fees deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(2)	These fees are calculated based on the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation and amended and restated bylaws (the “Bylaws”) provide for indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Section 145 of the DGCL, the Bylaws provide that:

•	The Company may, in its discretion, indemnify directors, employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Company will not be obligated pursuant to the Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s Board or brought to enforce a right to indemnification.

•

The rights conferred in the Bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the Bylaws provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed, subject to certain exceptions, to indemnify and advance expenses to such persons to the fullest extent permitted by law. The Company also maintains directors’ and officers’ insurance policies.

Underwriters, dealers and agents may indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with an offering, pursuant to the terms of agreements between us, on one hand, and the underwriters, dealers and agents, on the other hand.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, the Certificate of Incorporation and the Bylaws, which are incorporated by reference into this registration statement.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Exchange Act:

Exhibit Number	Description

2.1	Transaction Agreement dated as of July 8, 2015, among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Annual Report on Form 10-K filed on August 17, 2015).†

2.2	Repurchase Letter Agreement dated August 13, 2015, among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Annual Report on Form 10-K filed on August 17, 2015).

2.3	Letter Agreement, dated February 19, 2016, by and among The Procter & Gamble Company, the registrant, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 25, 2016).

2.4	Third Amendment to Transaction Agreement, dated May 25, 2016, by and among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 27, 2016).

2.5	Fourth Amendment to Transaction Agreement, dated August 25, 2016, by and among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.5 to Amendment No. 4 to the Company’s Registration Statement on Form S-4, filed on August 25, 2016).†

2.6	Side Letter, dated September 13, 2016, between Coty Inc. and The Procter & Gamble Company (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2016).

2.7	Assignment and Transfer Agreement, dated as of November 2, 2015, by and between JAB Cosmetics B.V. and Coty Inc., including as an exhibit thereto that certain Shares and Trademarks Sale and Purchase Agreement, dated as of November 2, 2015, by and among JAB Cosmetics B.V., Hypermarcas S.A., Cosmed Indústria de Cosméticos e Medicamentos S.A., and as intervening and consenting parties, Novita Distribuição, Armazenamento e Transportes S.A., and Savoy Indústria de Cosméticos S.A. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 3, 2015).

2.8	Sale and Purchase Agreement, dated as of October 17, 2016, by and among Coty Inc., Gloria Coinvest 1 L.P., Lion Capital Fund III L.P., Lion Capital Fund III SBS L.P., Lion Capital Fund III (USD) L.P., Lion Capital Fund III SBS (USD) L.P., Ghd Nominees Limited (“GHD”), the management sellers named therein, and the other individual sellers named therein (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 17, 2016).†

2.9	Tax Matters Agreement, effective as of October 1, 2016, by and among Coty Inc., The Procter & Gamble Company, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2016).

2.10	Contribution Agreement, dated as of January 10, 2017, by and among Coty Inc., Coty US Holdings Inc., Foundation, LLC, Younique, LLC, UEV Holdings, LLC, Aspen Cove Holdings, Inc., each of the other unit holders of Younique, LLC, and Derek Maxfield (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 1, 2017).

Exhibit Number	Description

2.11	Purchase Agreement, dated as of November 18, 2019, by and among King Kylie Holdings, LLC, KMJ 2018 Irrevocable Trust, Kylie Jenner Inc., King Kylie, LLC, Coty Inc. and solely for the purpose of Section 6.7 and Section 6.13, KKJ 2018 Irrevocable Trust (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 5, 2020).

2.12	Sale and Purchase Agreement, dated June 1, 2020, by and among Coty Inc., Coty International Holding, B.V. and Rainbow UK Bidco Limited (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 2, 2020).

2.13	Separation Agreement, dated June 1, 2020, by and among Coty Inc., Coty International Holding, B.V., Waves UK Divestco Limited and Rainbow UK Bidco Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 2, 2020).

4.1	Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 25, 2020).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 3, 2016).

4.3	Certificate of Designations of Preferred Stock, Series A, dated April 17, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 20, 2015).

4.4	Certificate of Designations Designating the Series B Convertible Preferred Stock, dated May 26, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 26, 2020).

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-182420) filed on April 24, 2013).

4.6	Specimen Class A Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-182420) filed on May 28, 2013).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page to this Registration Statement)

*	Filed herewith.
†

Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementary to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment upon request.

Item 17.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by this registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on August 27, 2020.

COTY INC.

By:	/s/ Peter Harf
Name: Peter Harf
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter Harf, Pierre-André Terisse and Kristin Blazewicz as his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering covered by such registration statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated:

Signature	Title	Date

/s/ Peter Harf (Peter Harf)	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 27, 2020

/s/ Pierre-André Terisse (Pierre-André Terisse)	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	August 27, 2020

/s/ Ayesha Zafar (Ayesha Zafar)	Senior Vice President, Group Controller (Principal Accounting Officer)	August 27, 2020

/s/ Johannes P. Huth (Johannes P. Huth)	Vice Chairman of the Board of Directors	August 27, 2020

/s/ Beatrice Ballini (Beatrice Ballini)	Director	August 27, 2020

/s/ Sabine Chalmers (Sabine Chalmers)	Director	August 27, 2020

/s/ Joachim Creus (Joachim Creus)	Director	August 27, 2020

Signature	Title	Date

/s/ Nancy Ford (Nancy Ford)	Director	August 27, 2020

/s/ Oliver Goudet (Oliver Goudet)	Director	August 27, 2020

/s/ Paul Michaels (Paul Michaels)	Director	August 27, 2020

/s/ Isabelle Parize (Isabelle Parize)	Director	August 27, 2020

/s/ Erhard Schoewel (Erhard Schoewel)	Director	August 27, 2020

/s/ Robert Singer (Robert Singer)	Director	August 27, 2020

/s/ Justine Tan (Justine Tan)	Director	August 27, 2020